Exhibit 99.1

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (630)-296-3400

Email: DMeulemans@addus.com

Addus HomeCare Reports Second Quarter 2014 Results

Second Quarter Financial Highlights

•	17.1% increase in revenue over prior year quarter with total net service revenues of $77.0 million

•	Net income of $2.7 million, or $0.25 per diluted share

•	Acquisition of Aid & Assist in Tennessee positions Addus in key managed care state

Downers Grove, IL, July 31, 2014—Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home and community based services which are primarily social in nature and are provided in the home, focused on the dual eligible population, announced today its financial results for the second quarter ended June 30, 2014.

Second Quarter Review

Total net service revenues from continuing operations for the second quarter of 2014 were $77.0 million, a 17.1% increase compared to $65.8 million in the prior year quarter. Same store sales accounted for 6.7% increase with 10.4% generated by recently completed acquisitions. Net income from continuing operations was $2.7 million, or $0.25 per diluted share, compared to $0.24 per diluted share in 2013. Acquisitions contributed $245K of net income or $0.02 per diluted share.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated: “We are pleased with our performance for the quarter. Revenue growth, both for our same stores and for our new acquisitions remains strong, driven by an 8.7% increase in average census in the quarter in our same stores.”

Mr. Heaney also said, “We welcome the employees of Aid & Assist who give us a stronger presence in Tennessee, a key managed care state. Our first month of ownership has been very positive. The next step in the integration process is to merge our existing business into Aid for improved efficiency and effectiveness.”

Heaney continued “Focusing on the needs of our growing managed care payors continues to be a strategic focus of the organization. Our pilot programs with Aetna and Centene are progressing well and we are seeing increased census from these important projects. Based on projections from the State of Illinois, we anticipate between 20% to 30% of our Illinois caseload will transition to managed care in September.”

Same store average census grew 8.7%. Acquired census added an additional 7.9% for total census growth of 16.6% compared to the prior year quarter. Billable hours per business day increased 20.9%, offset by a slight decline in average revenues per billable hour.

Four consistently underperforming offices were closed in the quarter. These offices, located in New Jersey and Washington represented approximately $2.6 million in annualized revenues.

General and administrative expenses include $536K of one time M&A expense which reduced earnings by $0.03 per diluted share.

The estimated increase in Work Opportunity Tax Credits to be awarded in 2014 reduced our effective tax rate for the quarter to 30.9%, with an estimated overall rate for 2014 of 32.8%. This increased earnings by an estimated $0.02 per diluted share. Proforma earnings per share were $0.26 per diluted share after taking into effect M&A expenses and the change in our effective tax rate.

Net income from continuing operations increased 5.7% to $2.7 million. Adjusted EBITDA increased 27.8% in the quarter to $5.9 million.

Cash flow for the quarter was positive with $14.3 million provided by operating activities, driven by solid operational performance and substantial payments on accounts receivable from the State of Illinois. The Company ended the quarter with $19.5 million in cash and $40 million available under its revolving line of credit.

Six Month Review

Total net service revenues for the six months ended June 30, 2014 were $148.6 million, a 15.5% increase compared to $128.8 million in the same prior year period.

Net income from continuing operations for the six months ended June 30, 2014 was $5.1 million, or $0.46 per diluted share, compared to $5.3 million or $0.48 per diluted share, in the prior year period. This decline in earnings was due to the M&A expenses noted above and an increase in depreciation and amortization expenses related primarily to acquisitions, which reduced earnings by an additional $0.03 per diluted share.

2013 results were favorably affected by substantially lower effective tax rates in 2013 than experienced in 2014 (32.8% in 2014 vs. 28.5% in 2013). The net effect of the lower tax rates in 2013 was to increase earnings in that year by $0.03 per diluted share. Proforma earnings per diluted share would have been $0.49 per diluted share in 2014 after taking into effect M&A expenses noted above, compared to proforma adjusted earnings per diluted share of $0.45 in 2013 after normalizing for the lower tax rate experienced in that year, representing a 8.9% increase over 2013 results.

Adjusted EBITDA for the six months ended June 30, 2014 increased 14.9% to $10.4 million. Cash flow for the six month period ended June 30, 2014 was positive with $16.9 million provided by operating activities.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, M&A expense and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance, to provide investors with insight and consistency in the Company’s financial reporting and to present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2014 second quarter results on Thursday, July 31, 2014. Management will conduct a conference call to discuss its results at 5:00 p.m. Eastern time on July 31, 2014. The toll-free dial-in number is (866) 318-8618, international dial-in number is (617) 399-5137, with the passcode: 27134714. A telephonic replay of the conference call will be available through midnight on August 7, 2014, by dialing (888) 286-8010, international dial-in number is (617) 801-6888 and entering the passcode: 27510159.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a comprehensive provider of home and community based services which are primarily social in nature and are provided in the home, focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the anticipated transition to managed care providers, expected benefits and costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2014, and in Addus HomeCare’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 7, 2014, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. (Unaudited tables and notes follow).

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ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30
	Same Store	Acquisitions	Total
	2014			2013
Income Statement Information:
Net service revenues	$70,158	$6,807	$76,965	$65,755
Cost of service revenues	51,604	4,781	56,385	49,142

Gross profit	18,554	2,026	20,580	16,613
	26.4%	29.8%	26.7%	25.3%
General and administrative expenses	13,743	1,656	15,399	12,092
Depreciation and amortization	1,068	15	1,083	541

Total operating expenses	14,811	1,671	16,482	12,633

Operating income from continuing operations	3,743	355	4,098	3,980
Total interest expense, net	151	—	151	142

Income from continuing operations before taxes	3,592	355	3,947	3,838
Income tax expense	1,108	110	1,218	1,256

Net income from continuing operations	2,484	245	2,729	2,582

Discontinued operations:
Loss from home health business, net of tax	—	—	—	(150)
Loss from discontinued operations	—	—	—	(150)

Net income	$2,484	$245	$2,729	$2,432

Net income per share:
Basic
Continuing operations	$0.23	$0.02	$0.25	$0.24
Discontinued operations	—	—	—	(0.01)

Basic income per share	$0.23	$0.02	$0.25	$0.23

Diluted
Continuing operations	$0.23	$0.02	$0.25	$0.23
Discontinued operations	—	—	—	(0.01)

Diluted income per share	$0.23	$0.02	$0.25	$0.22

Weighted average number of common shares outstanding:
Basic	10,903	10,903	10,903	10,785

Diluted	11,138	11,138	11,138	11,016

	For the Three Months Ended June 30
	2014	2013
Cash Flow Information:
Net cash provided by operating activities	$14,263	$21,221
Net cash used in investing activities	(11,687)	(228)
Net change in cash	2,576	20,993
Cash at the beginning of the period	16,965	17,784

Cash at the end of the period	$19,541	$38,777

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

	For the Six Months Ended June 30
	Same Store	Acquisitions	Total
	2014			2013
Income Statement Information:
Net service revenues	$136,674	$11,974	$148,648	$128,753
Cost of service revenues	101,116	8,284	109,400	96,342

Gross profit	35,558	3,690	39,248	32,411
	26.0%	30.8%	26.4%	25.2%
General and administrative expenses	27,061	2,741	29,802	23,602
Depreciation and amortization	1,553	25	1,578	1,087

Total operating expenses	28,614	2,766	31,380	24,689

Operating income from continuing operations	6,944	924	7,868	7,722
Total interest expense, net	305	—	305	350

Income from continuing operations before taxes	6,639	924	7,563	7,372
Income tax expense	2,172	308	2,480	2,103

Net income from continuing operations	4,467	616	5,083	5,269

Discontinued operations:
Loss from home health business, net of tax	—	—	—	(687)
Gain on sale of home health business, net of tax	—	—	—	11,111

Earnings from discontinued operations	—	—	—	10,424

Net income	$4,467	$616	$5,083	$15,693

Net income per share:
Basic
Continuing operations	$0.41	$0.06	$0.47	$0.49
Discontinued operations	—	—	—	0.97

Basic income per share	$0.41	$0.06	$0.47	$1.46

Diluted
Continuing operations	$0.40	$0.06	$0.46	$0.48
Discontinued operations	—	—	—	0.96

Diluted income per share	$0.40	$0.06	$0.46	$1.44

Weighted average number of common shares outstanding:
Basic	10,878	10,878	10,878	10,779

Diluted	11,121	11,121	11,121	10,920

	For the Six Months Ended June 30
	2014	2013
Cash Flow Information:
Net cash provided by operating activities	$16,933	$34,246
Net cash (used in) provided by investing activities	(13,171)	19,252
Net cash provided by (used in) financing activities	214	(16,458)

Net change in cash	3,976	37,040
Cash at the beginning of the period	15,565	1,737

Cash at the end of the period	$19,541	$38,777

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	June 30, 2014	June 30, 2013
	(Unaudited)
Assets
Current assets
Cash	$19,541	$38,777
Accounts receivable, net	48,725	43,605
Prepaid expenses and other current assets	4,555	5,754
Deferred tax assets	8,326	7,258

Total current assets	81,147	95,394

Property and equipment, net	6,958	2,502

Other assets
Goodwill	64,324	50,456
Intangible assets, net	11,753	5,691
Investment in joint venture	900	900
Other assets	53	212

Total other assets	77,030	57,259

Total assets	$165,135	$155,155

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,769	$5,415
Accrued expenses	37,438	36,365
Deferred revenue	3	10

Total current liabilities	42,210	41,790

Deferred tax liability	3,441	3,097
Total stockholders’ equity	119,484	110,268

Total liabilities and stockholders’ equity	$165,135	$155,155

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2014	2013	2014	2013
General:
Adjusted EBITDA (in thousands) (1)	$5,922	$4,633	$10,373	$9,026
States served at period end			22	19
Locations at period end			133	93
Employees at period end			17,754	14,854
Home & Community
Average billable census—same store	28,453	26,173	28,163	26,501
Average billable census—acquisitions	2,070	—	1,847	—
Average billable census total	30,523	26,173	30,010	26,501
Billable hours (in thousands)	4,536	3,872	8,773	7,586
Average billable hours per census per month	49.5	49.0	48.7	48.0
Billable hours per business day	72,006	59,569	69,076	58,806
Revenues per billable hour	$16.97	$16.98	$16.94	$16.97
Percentage of Revenues by Payor:
State, local and other governmental programs	89%	94%	90%	94%
Managed Care	6	1	5	1
Private duty	4	4	4	4
Commercial	1%	1%	1%	1%

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, M&A expenses and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

Adjusted EBITDA (1) (Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2014	2013	2014	2013
Reconciliation of Adjusted EBITDA to Net Income:
Net income	$2,729	$2,432	$5,083	$15,693
Less: (Earnings) from discontinued operations, net of tax	—	150	—	(10,424)

Net income from continuing operations	2,729	2,582	5,083	5,269
Interest expense, net	151	142	305	350
Income tax expense from continuing operations	1,218	1,256	2,480	2,103
Depreciation and amortization	1,078	541	1,573	1,087
M&A expenses	536	—	601	—
Stock-based compensation expense	210	112	331	217

Adjusted EBITDA	$5,922	$4,633	$10,373	$9,026

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, M&A expenses and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.